EXHIBIT 4.2.5

CNH GLOBAL N.V. EQUITY INCENTIVE PLAN

NON-QUALIFIED PERFORMANCE STOCK OPTION AWARD AGREEMENT

This CNH GLOBAL N.V. EQUITY INCENTIVE PLAN (Non-Qualified Performance Stock Option Award Agreement) (“Award Agreement”), effective as of the 30th of April 2010 (the “Award Date”) by and between CNH Global N.V. (the “Company”) and <<First Name>> <<Last Name>> (the “Participant”).

WHEREAS:

A.	The Company’s Board of Directors has approved the Equity Incentive Plan (the “Plan”) for the benefit of eligible employees and the Corporate Governance and Compensation Committee of the Company’s Board of Directors (the “Committee”) has the authority, pursuant to its charter and delegation of authority from the Board, to administer the Plan; and

B.	The Committee, at its meeting of 20 of April 2010, approved the 2010 Performance and Leadership Bonus Plan (“PLB”), to be administered under the rules of the Plan, for the granting of a Performance Stock Option Award as an incentive to align the Company’s leaders’ objectives to the Company’s financial goals; and

C.	The Participant has been selected to receive such Award under the Plan and the PLB subject to the terms and conditions contained herein

D.	Terms capitalized but not defined herein shall have the meanings ascribed thereto in the Plan and the PLB.

NOW, THEREFORE, incorporating the foregoing by reference the Company and the Participant agree as follows:

1.	Award of the Performance Stock Option.

Subject to the terms of this Agreement and under the rules of the Plan and the PLB (which are incorporated herein by reference), the Company hereby grants the Participant the right, subject to the terms hereof, to purchase (the “Option”):

(a)

<<Max Shares>> shares of the Company’s common stock (“Common Shares”); this being the maximum number of Common Shares which could become vested under the Option as per Section 2 below, assuming the Company achieves for fiscal year 2010 150% of the target financial results under the PLB and the

Participant’s personal evaluation results in the highest performance and leadership assessment multiplier (see Schedule A of this Agreement) being applied in the calculation of Participant’s bonus compensation.

(b)	At a price (the “Option Price”) of $31.69 per share (which Option Price is equal to the 30 prior day average closing price from the grant date, April 30, 2010 as listed by the NYSE.

2.	Vesting of the Option and Forfeiture of Non-Vested Option.

(a)	The actual number of Common Shares for which the Option will become vested will be:

(i)	Calculated by the Committee or its designee pursuant to Schedule A of this Agreement;

(ii)	Communicated to the Participant on the Determination Date, such date (to be established by the Committee or its designee) being as soon as the actual financial results of the Company are determined by the Company, after a financial reconciliation of extraordinary items, thus making it possible to calculate the Total Target Incentive Earned pursuant to Schedule A of this Agreement;

(b)	Except as otherwise provided herein, the portion of the Option that vests under Section 2(a) above will become exercisable in three equal installments, as follows:

(i)	The first one-third installment: immediately upon the Determination Date;

(ii)	The second one-third installment: upon the first anniversary of the Determination Date; and

(iii)	The third one-third installment: upon the second anniversary of the Determination Date.

(c)	The portion of the Option that does not become vested under Section 2(a) above shall be terminated and forfeited, for no consideration and without further notice, as of the Determination Date.

(d)	No unvested Options will vest after a Participant’s Termination Date.

3.	Term and Forfeiture of Vested Option.

(a)	To the extent vested and unexercised, the Option shall expire and no longer be exercisable on the earliest to occur of the following:

(i)

The day preceding the fifth (5th) anniversary of the Determination Date, 4:00 p.m., U.S. Central Time, if the Participant continues to be employed by the Company, its subsidiaries, or the Parent Group throughout the period;

(ii)	The third anniversary of the Participant’s Termination Date in respect of a termination of employment due to retirement at age 65 or older, Total Disability (as defined in Section 3(c)) or death;

(iii)	The Participant’s Termination Date, in respect of a termination of employment for cause, as determined by the Company in its discretion; or

(iv)	The date which is ninety (90) days after the Termination Date in respect of a termination of employment other than as set forth under clauses (ii) and (iii) above.

(b)	“Termination Date” means the date the Participant ceases to be continuously employed by the Company, its subsidiaries, or the Parent Group.

(c)	“Total Disability” means, as determined in good faith by the Company, the permanent inability of the Participant, as a result of accident or sickness, to perform such Participant’s occupation or employment for which the Participant is suited by reason of the Participant’s previous training, education and experience.

(d)	Any vested Option, which is not exercised within the applicable period under 3(a) above, will be automatically terminated and forfeited, for no consideration and without further notice, as of the end of that period.

4.	Manner of Exercise.

Any vested Option may be exercised in whole or in part and any such exercise shall be in accordance with the “Option Exercise Kit” which the Participant may request from the Company’s Human Resources Department, Global Compensation and Benefits or as otherwise directed by the Company in its reasonable discretion.

5.	Settlement of the Exercised Option.

As promptly as practicable after the processing of the instructions under the Option Exercise Kit, the Company’s broker, or the Company, shall transfer to the Participant:

(a)	Book entry shares of the Company issued in the Participant’s name for the number of Common Shares purchased by the Participant upon exercise of the applicable portion of the Option; or

(b)	A check or a wire transfer for any cash to which the Participant may be entitled in connection with such exercise, if the Participant has asked the Company’s broker to sell the underlying Common Shares.

6.	Adjustments.

In the event of a Company reorganization under Section 7 of the Plan, any Option granted in this Agreement shall be subject to such equitable adjustments as the Committee, in its sole discretion, may deem appropriate, including, but not limited to, shares of the Company’s parent company.

7.	Withholding for Taxes.

In accordance with Section 14 of the Plan, the Company shall have the right to deduct, from the settlement of any Option or portion thereof, Common Shares or cash (in the Company’s discretion) sufficient to satisfy any withholdings required by applicable laws.

Without limiting the foregoing, all grants under the Plan shall be subject to the Participant or the Participant’s beneficiary reimbursing the Company for any Fringe Benefit Tax in respect of the Options under this Award. The Company shall have the right to recover such Fringe Benefit Tax by deducting an appropriate sum from all grants paid in cash, or from other wages paid to Participant. In case of grants paid in Common Shares, the Company may require Participant or any other person receiving such shares to pay to the Company the amount of such Fringe Benefit Tax with respect to such grants or the Company may deduct from other wages paid by the Company the amount of any Fringe Benefit Tax payable by the Company with respect to such grants.

8.	Rights as Shareholder.

The Participant shall have no rights as a shareholder with respect to any Common Shares in connection with the Option until and unless the Participant becomes the shareholder of record of such Common Shares.

9.	Employment.

Neither the granting of any Option nor any term or provision of this Agreement shall constitute or be evidence of any understanding, expressed or implied, on the part of the Company or any of its subsidiaries to guarantee or otherwise assure the Participant’s continued employment with the Company or his/her continued participation in the Plan or PLB in future years.

10.	Non-Transferability.

(a)	During the Participant’s lifetime, no Option (or portion thereof) shall be transferable (voluntarily or involuntarily) and any vested Option (or portion thereof) shall be exercisable only by the Participant; or, during his Total Disability, by his legal representative.

(b)	Any vested Option (or portion thereof) shall pass, upon death, to the beneficiary designated by the Participant on a form provided by, and completed and filed prior to death with, the Company. If no designation is made or if the designated beneficiary does not survive the Participant’s death, any vested Option (or portion thereof) shall pass by will or the applicable laws of descent and distribution. Following the Participant’s death, any vested Option (or portion thereof), if exercisable in accordance with this Agreement, may be exercised by the person to whom such Option (or portion thereof) or right passes according to the foregoing or by such person’s estate, heirs or devisees.

11.	Transfer of Participant.

In the event the Participant is transferred and becomes an employee of any other entity which is a member of the Parent Group, the Option may be converted or adjusted in any manner that the Committee, in its sole discretion, may deem appropriate, including, but not limited to, shares of the Company’s parent company.

12.	Amendment.

This Agreement may be amended by the Committee at any time, provided that to the extent prohibited by applicable law no such amendment, without the written consent of the Participant, shall adversely affect the rights of the Participant granted hereunder.

13.	Miscellaneous.

(a)	Headings. The headings in this Agreement are inserted for convenience only and shall have no significance in the interpretation of this Agreement.

(b)	The Plan and PLB. This Agreement is supplemented by and subject to the terms and conditions of the Plan and PLB, which will be provided upon request by contacting the Company’s Human Resources Department, Global Compensation and Benefits. The Company reserves the right to amend or otherwise change the terms of or terminate the Plan and/or PLB subject to such limitations as may exist under applicable law.

(c)	Entire Agreement. This Agreement, including the Plan and the PLB, contain the entire agreement between the parties with respect to the transactions contemplated hereunder and supersede any prior arrangements or understandings with respect thereto, written or oral. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party other than those that are set forth expressly in this Agreement, including the Plan and the PLB.

(d)	Successors. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors, and permitted assigns. Electronic signature serves as a permissible proxy to physical signature for the purpose of acceptance of the terms and conditions of the agreement.

(e)	Governing Law. In the event of any inconsistency between the terms of this Agreement and any other document attached hereto, the terms of this Agreement shall control. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, U.S.A., as applicable to agreements made and entirely to be performed within such jurisdiction, except to the extent U.S. law may be applicable.

(f)	CONSENT TO JURISDICTION. BY ACCEPTING THIS AGREEMENT THE PARTICIPANT EXPRESSLY AND IRREVOCABLY AGREES TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT LOCATED IN WILMINGTON, DELAWARE, U.S.A. IN RESPECT OF ANY MATTER THAT IS NOT OTHERWISE ARBITRATED OR RESOLVED ACCORDING TO SECTION 13(g). This includes any action or proceeding to compel arbitration or to enforce an arbitration award.

(g)	Arbitration. Any and every dispute, claim or difference arising under, or in relation to this Agreement, including any dispute, claim or difference as to the validity, meaning or effect hereof, shall be finally settled by arbitration in Wilmington, Delaware, under the Rules of the United States Federal Arbitration Act and the American Arbitration Association. The arbitration award shall be final and binding and shall deal with the question of the costs of arbitration and all matters relating thereto. The arbitrator is not empowered to award damages in excess of reasonable actual damages.

(h)

No Right to Future Grants. The grant of the Option is voluntary and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past. All decisions with respect to future grants, if any, will be at the sole discretion of the Company. The Options are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments. The future value of the underlying Common Shares is unknown and cannot be predicted with certainty. No claim or entitlement to compensation or damages arises from forfeiture or termination of the Options or diminution in value of the Options or the Common Shares and you irrevocably release the Company and/or its subsidiaries from any such claim that may arise. The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended or terminated by the Company at any time, as provided in the Plan. Your participation in the Plan is voluntary.

(i)	Employee Data Privacy. You hereby explicitly consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, the Company and its subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company holds certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Common Shares, details of all Options or any other entitlement to Common Shares, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local Human Resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom you may elect to deposit any shares acquired. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting, in writing, your local Human Resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local Human Resources representative.

IN WITNESS WHEREOF, this Agreement has been executed by the Company and accepted by the Participant, effective as of the day and year first above written.

CNH GLOBAL N.V.

Linda Knoll
Senior Vice President, Human Resources

ACCEPTED:

By:	Date:
ARTICLE I <<First Name>> <<Last Name>>

ARTICLE II-Participant: print name and sign

Schedule A: Calculation of 2010 Performance Stock Option Award

CNH Global N.V.

Directors’ Compensation Plan

(As amended and restated as of 26 January 2011 and effective as of 1 November, 2010)

This Directors’ Compensation Plan (the “Plan”), formerly known as the “Outside Directors’ Compensation Plan”, has been established by action of the CNH Global N.V. (the “Company”) Board of Directors ( the “Board”) at their meeting of January 26, 2011, where the Board has resolved, upon recommendation of the Corporate Governance and Compensation Committee of the Board (the “Committee”), that each member of the Board shall be eligible to receive compensation under the Plan provided that such director does not receive salary or other employment compensation from the Company or its affiliates or from Fiat S.p.A. or its subsidiaries in consideration for employment services provided to such entities, such action and resolution to be ratified at the next Annual General Meeting of Shareholders (“AGM”) with effect as of November 1, 2010. The members of the Board who shall be eligible to receive compensation under the Plan are hereinafter referred to as the “Directors” and each of them individually a “Director”.

1.	Purpose.

The purpose of the Plan is to provide for the terms and conditions pursuant to which the Directors (i) are paid their compensation in arrears; namely, the annual retainer fee, the committee membership fee and the committee chair fee (collectively, the “Fees”) in the amounts reflected on Appendix A, attached hereto; and (ii) elect each quarter to receive all or a portion of the Fees in the form of cash, and/or common shares of the Company (“Common Shares”), and/or options to purchase Common Shares (“Stock Options”).

2.	General Rules and Definitions.

(a)	Plan Year: means the period beginning on the date of the AGM and ending on the day immediately prior to the AGM of the following year.

(b)

Plan Year Quarters: for any Plan Year, the first Plan Year Quarter shall begin on the first day of the Plan Year, and shall end on the 90th day of the Plan Year; the second Plan Year Quarter shall begin on the 91st day of the Plan Year, and shall end on the 180th day of the Plan Year; the third Plan Year Quarter shall begin on the 181st day of the Plan Year, and shall end on the 270th day of the Plan Year; and the fourth Plan Year Quarter shall begin on the 271st day of the Plan Year, and shall end on the last day of the Plan Year.

(c)	Value Date is the last trading day of each Plan Year Quarter, in which sales of Common Shares on the New York Stock Exchange are included on the Composite Tape for such day.

(d)	Fair Market Value, as applied to each Common Share, is equal to the average of the highest and lowest sale price of a Common Share on the Composite Tape for the Value Date.

(e)	Proration For Partial Services: if the Director is not a member of the Board or of a committee or a committee chair during an entire Plan Year, the Fees shall be reduced pro rata of his actual service.

(f)	Fractional Shares: for any fractional Common Share to which a Director shall be entitled for any Plan Year Quarter, he shall receive a whole Common Share only if the fraction is .50 or greater.

3.	Quarterly Election.

Each Director shall receive, thirty days prior to the end of each Plan Year Quarter, an election form, as set forth in Appendix B, attached hereto (“Election Form”), whereby the Director will elect the form of payment of one-fourth (1/4) of this Fees (“Quarterly Payment”) at his discretion, in any of the following options, totalling 100% of each Quarterly Payment:

(a)	in cash;

(b)	in a number of Common Shares equal to the elected percent of the Quarterly Payment divided by the Fair Market Value;

(c)	in a number of Stock Options equal to the quotient of (A) divided by (B) (“Stock Option Grant”) where:

(A)	is the product of the elected percent of the Quarterly Payment, multiplied by four; and

(B)	is the Fair Market Value.

Each Director shall timely return the Election Form to the Secretary of the Company (the “Secretary”), so that the Quarterly Payment can be made to each Director effective as of the last trading day of each Plan Year Quarter (“Effective Date”).

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4.	Terms and Conditions of Stock Option Grants.

(a)	Stock Option Agreement: each Stock Option Grant shall be evidenced by a written Stock Option Agreement which shall be executed by the Director and the Company, shall become effective on the Effective Date (“Grant Date”) and shall contain such terms and conditions as are consistent with this Plan.

(b)	Exercise or Option Price: shall be equal to the Fair Market Value of a Common Share on the Value Date.

(c)	Sale Restriction: each Stock Option Grant shall become exercisable immediately upon the Grant Date but Common Shares purchased upon exercise of a Stock Option Grant may not be sold until at least six months after the Grant Date.

(d)	Term: each Stock Option Grant shall terminate upon the earlier of (i) ten years after the Grant Date; or (ii) six months after the date an individual ceases to be a Director.

(e)	Death of Director: in accordance with paragraph 4(d) above, the Director’s designated beneficiary or estate, if no beneficiary has been designated, may exercise any Stock Options within the six-month period following the death of the Director.

(f)	Total Disability of Director: in accordance with paragraph 4(d) above, all Stock Options shall remain exercisable within the six-month period following the Director’s termination for Total Disability. For purposes of this provision, “Total Disability” means the permanent inability (as determined by the Director’s medical doctor) of the Director which is a result of accident or sickness, to perform the duties of a director of the Company.

(g)	Change of Control: in accordance with paragraph 4(d) above, all Stock Options that have been awarded to a Director shall remain exercisable for a six-month period, if a change of control (as determined by the Board) of the Company or of the majority shareholder of the Company occurs.

5.	Manner of Payment of Option Price.

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The Option Price shall be paid in full at the time of the exercise of any Stock Option and may be paid in any of the following methods or combinations thereof:

(a)	in United States dollars, in cash, wire transfer, certified or bank check or personal check, payable to the order of the Company through its Broker (see Appendix C for contact details);

(b)	by delivering Common Shares to the Broker, such Shares:

(i)	having been acquired under the Plan and having been held for at least six months prior to the date of payment; and

(ii)	having an aggregate fair market value, determined as per paragraph 2(d) above, on the date of payment equal to the Option Price; or

(c)	in any other manner that the Board shall approve, including without limitation any arrangement that the Board may establish to enable Directors to simultaneously exercise Stock Options and sell the Common Shares acquired thereby and apply the proceeds to the payment of the Option Price therefor.

6.	Plan Administration

The Plan shall be administrated by the Committee.

7.	Shares Subject to Plan

Subject to Section 8 hereof, a number of authorized but unissued Common Shares shall be reserved from time to time by resolution of the Board, which number shall be sufficient to always cover the needs of the Plan. Treasury shares may be used for the purposes of the Plan. If any Common Shares are subject to an award under the Plan that expires, is cancelled or is forfeited, such Common Shares shall again become available for issuance under the Plan.

8.	Adjustments and Reorganizations

In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, extraordinary dividend, spin-off, split-up, share combination, or other change in the corporate structure of the Company affecting the Common Shares, the number and kind of Common Shares that may be delivered under the Plan shall be subject to such equitable adjustment as the Committee, in its sole discretion, may deem appropriate in order to

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preserve the benefits or potential benefits to be made available under the Plan, and the number and kind and price of Common Shares subject to outstanding Stock Options and the Option Price and any other terms of outstanding Stock Options or Stock Option Grants shall be subject to such equitable adjustment as the Committee, in its sole discretion, may deem appropriate in order to prevent dilution or enlargement of outstanding Stock Options or Stock Option Grants.

9.	Transferability of Awards

No awards under the Plan shall be assignable, alienable, saleable or otherwise transferable other than by will or the laws of descent.

10.	No Right of Continued Service

Participation in the Plan does not give any Director the right to be retained as a director of the Company or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan.

11.	Governing Law

The validity, construction and effect of the Plan, and any actions taken or relating to the Plan, shall be determined in accordance with the laws of the State of Delaware, U.S.A.

12.	Successors and Assigns

The Plan shall be binding on all successors and assigns of a Director, including, without limitation, the estate of such director and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Director’s creditors.

13.	Rights as a Shareholder

A Director shall have no rights as a shareholder of the Company with respect to shares awarded under the Plan or subject to options awarded under the Plan until he becomes the holder of record of Common Shares.

14.	Amendment

The Plan and Appendices attached hereto may be amended by action and resolution of the Board, to be ratified by the Shareholders of the Company.

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15.	General Restrictions

Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Common Shares under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the United States Securities Act of 1933), and unless such Common Shares are authorized for listing on any securities exchange on which the Common Shares of the Company are listed. To the extent that the Plan provides for the issuance of Common Shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange on which the Common Shares of the Company are listed.

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